Exhibit 99.1

Precipio Appoints Samuel D. Riccitelli as Chairman of the Board of Directors and Elects David Cohen as Director

NEW HAVEN, CT, (November 14, 2017) – Precipio, Inc. (NASDAQ: PRPO), today announced that on November 8, 2017, Precipio’s Board of Directors (the “Board”) appointed Samuel D. Riccitelli as Chairman, replacing Robert M. Patzig who resigned after serving on Transgenomic’s Board since 2010, and remained as Chairman of Precipio’s Board since the merger in June 2017. The Board also elected David Cohen to join as a new Director to fill an existing vacancy.

“We are thrilled to appoint Sam as Chairman of the Board. I’ve had the privilege of knowing Sam for several years. Sam brings a wealth of specific industry experience in the diagnostics field; has extensive background as an operator, as well as substantial public company experience; and his integrity and values are of the highest caliber. Those skill sets will be invaluable to the Board, to myself and to our management team as we work together to enhance Precipio’s strategic growth and position as an emerging leader advancing the medical diagnostics market,” said Ilan Danieli, President & CEO of Precipio. “David Cohen is one of the early investors of Precipio Diagnostics, and has served as a key advisor. His experience building and operating significant companies, as well as his perspective as a seasoned investor, has time and time again proven invaluable. I am delighted to have both gentlemen hold these positions on the company’s Board of Directors. Our biggest asset is our team, and with these changes, we continue to strengthen that part of the company. I welcome each of them to their new roles on our Board and look forward to working closely with them to achieve our expansive goals,” Mr. Danieli added. “Lastly, I would like to thank Rob Patzig for his service with the company, both pre, and post-merger. Since our introduction over a year ago, Rob and I worked closely to complete the merger. His commitment and dedication to ensuring the best outcome for shareholders was always evident; his guidance and support to me will always be appreciated. Rob will be pursuing work within the non-profit sector, and I join the Board in wishing him all the best,” Mr. Danieli concluded.

“It is an honor to accept this additional role with Precipio,” said Samuel Riccitelli, Chairman of the Board of Precipio. “The current and planned portfolio of products and services offered by the company represent a valuable contribution to the improvement of patient care. Receiving the correct diagnosis is fundamental to achieving the best healthcare outcomes for patients. Precipio is at the forefront of that effort. I believe the future for Precipio is bright and I look forward to working with our team to deliver exceptional value to our shareholders,” Mr. Riccitelli added.

“I am excited to join Precipio’s Board of Directors. The company’s current offerings include an array of important and highly differentiated diagnostic products which represent a vast improvement in medical diagnosis and patient care,” said David Cohen, Precipio Director. “I am honored to join this distinguished Board of Directors in our efforts to expand Precipio’s presence throughout the world as a leading provider of these innovative and life enhancing solutions. The company’s pipeline of new, high-potential products reinforce the value propositions Precipio brings to the market and I look forward to working with our entire team in guiding Precipio to achieve its full promise,” Mr. Cohen added.

Mr. Riccitelli has served on the Board since the merger in June 2017. From October 2012 through February 2017, Mr. Riccitelli served as President and CEO and a Director on the Board of Signal Genetics, Inc., a publicly traded molecular diagnostic company focused on serving the needs of patients suffering from Multiple Myeloma, which was recently acquired by Miragen Therapeutics. Mr. Riccitelli also served for ten years as the Executive Vice President and Chief Operating Officer of Genoptix, Inc., a publicly traded diagnostic services company focused on the needs of community hematologists and oncologists. From 1995 to 2001, Mr. Riccitelli served in a number of R&D and general management leadership positions for Becton, Dickinson and Company, including as a vice president and general manager and as a Board member for BD Ventures, L.L.C., a venture capital fund. Mr. Riccitelli also served on the Board of Directors of Exagen Diagnostics, Inc., from October 2011 to September 2014. Mr. Riccitelli received a B.A. in Biology from Washington and Jefferson College and a M.S. Eng. degree from The University of Texas in Mechanical & Biomedical Engineering.

Mr. Cohen is the Chief Operating Officer and co-owner of Standard Oil of Connecticut, Inc., the largest independent petroleum retailing company in Connecticut. He has also founded a number of highly successful ventures, including: Standard Security Systems, a provider of electronic security services; ResCom Energy, a multi-state supplier of deregulated electricity; Moneo Technology Solutions, a provider of security and network infrastructure solutions; and My Gene Counsel, a cancer bioinformatics company. Mr. Cohen is also a highly experienced investor in numerous start-up and early stage businesses. He currently serves on the Boards of: eBrevia, Emme Controls, Foresite MSP, My Gene Counsel, The Platt & LaBonia Company, and Sirona Medical Technologies. Mr. Cohen holds a BA degree from Harvard College and an MBA degree from the Harvard Business School.

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, initially the Yale School of Medicine, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws, including statements related to plans and prospects for Precipio and other statements containing the words “anticipate,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the known risks, uncertainties and other factors described in the Company’s definitive proxy statement filed on May 12, 2017, the Company’s Quarterly Report on Form 10-Q filed on August 22, 2017, the Company’s prior filings and from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:

Precipio Investor Relations:

John Marco

Managing Director

Core IR

377 Oak Street

Garden City, NY 11530

516 222 2560

johnm@coreir.com

www.coreir.com